CANADA GOOSE HOLDINGS INC.

INSIDER TRADING POLICY

CP07-02-25

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CANADA GOOSE HOLDINGS INC.
INSIDER TRADING POLICY
CP07-02-25
1.PURPOSE
The Board of Directors (the “Board”) of Canada Goose Holdings Inc. (“Canada Goose” or the “Company”) has adopted this Insider Trading Policy (the “Policy”) to help prevent the illegal use or disclosure of confidential or other non-public information about Canada Goose as well as other companies with which we have a business relationship. This Policy sets forth the rules to follow concerning the trading in securities of Canada Goose, a publicly traded company subject to securities laws in Canada and the United States. It applies to all transactions in securities of Canada Goose, including shares, debt, options to purchase shares (including the exercise of options), and any other securities that may be issued from time to time (collectively, “Canada Goose Securities”).
2.SCOPE
This Policy applies to directors, officers, employees, consultants and contractors of Canada Goose, its subsidiaries, and its controlled affiliates. Such individuals are referred to in this Policy as “insiders”. Insiders must ensure that all restrictions applicable to them under this Policy are also observed by family members who reside with them, anyone else who lives in their households and any family members who do not live in their households but whose transactions in Canada Goose Securities are directed by them or are subject to their influence or control (such as parents or children who consult with them before they trade in Canada Goose Securities).
This Policy also applies to any person who receives material non-public information, directly or indirectly, from an insider. Any person who comes into possession of material non-public information regarding Canada Goose shall be considered an insider for purposes of this Policy for so long as the information remains material and non-public.
It is the personal responsibility of each insider and any other person subject to this Policy to ensure that, when they trade or propose to trade in Canada Goose Securities or securities of companies with which Canada Goose has business dealings, they comply with all applicable securities laws and insider trading restrictions including those referred to in this Policy. The provisions of this Policy are qualified by the specific provisions of applicable law, which shall always apply regardless of this Policy. For greater certainty and without limiting the responsibilities of any person under this Policy, any breach of insider trading or tipping laws shall be deemed to be a breach of this Policy.
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3.GENERAL POLICY
Canada Goose prohibits the unauthorized disclosure of any non-public information regarding Canada Goose and the trading of any Canada Goose Securities by any person in possession of material non-public information.
A.Definition of Material Non-Public Information
Non-public information is information that has not been previously generally disseminated to the public. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Material information may be either positive or negative information. For a listing of potential material information, reference should be made to Appendix A of the Disclosure Policy.
B.No Trading on Material Non-Public Information
Insiders shall not, directly or indirectly, engage in any transaction involving a purchase or sale of Canada Goose Securities, during any period commencing upon possession of material non-public information about Canada Goose and ending as of the close of business on the second (2nd) Trading Day following public disclosure by Canada Goose of said information. “Trading Day” shall mean a day on which both the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) are open for trading.
C.No Tipping
No insider shall, directly or indirectly, disclose (“tip”) material non-public information about Canada Goose to any other person (including members of his or her immediate family or household, other employees or outside professional advisors), nor shall such insider make, directly or indirectly, recommendations or express opinions on the basis of material non-public information as to trading in Canada Goose Securities. This should be read in conjunction with Canada Goose’s Disclosure Policy.
D.No Hedging Transactions or Short Sales
Hedging or monetization transactions can be accomplished through a number of possible mechanisms. Such hedging transactions may permit an insider to continue to own Canada Goose Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the insider may no longer have the same objectives as the Company’s other shareholders. Therefore, insiders are prohibited from engaging in any hedging or monetization activities including, without limitation, any use of financial instruments (such as options, puts, calls, forward contracts, futures, swaps, collars or units of exchange funds) or any other transactions that are designed to hedge or offset a decrease in the market value of any Canada Goose Securities beneficially owned by
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the insider, directly or indirectly, or in the value of any equity-based compensation awards of the insider (such as stock options, deferred share units, restricted share units and performance share units). Similarly, insiders are prohibited from short selling any Canada Goose Securities as such transactions may allow insiders to offset, or benefit from, a decrease in the market value of Canada Goose Securities.
E.No Margin Accounts or Pledged Securities
Securities held in a margin account or pledged as collateral for a loan may be sold without the holder’s consent by the broker if the holder fails to meet a margin call or by the lender in foreclosure if the holder defaults on the loan. Because a margin or foreclosure sale may occur when an insider is aware of material non-public information or otherwise is not permitted to trade, insiders are prohibited from holding Canada Goose Securities in a margin account or pledging Canada Goose Securities as collateral for a loan without first seeking pre-approval from the Audit Committee of the Board. An exception may be granted where an insider wishes to pledge Canada Goose Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. An insider wishing to pledge Canada Goose Securities as collateral for a loan must submit a request for approval to the Head of the Legal Department at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
F.Speculative Trading
Canada Goose recognizes that insiders may trade in Canada Goose Securities from time to time in compliance with the terms and conditions of this Policy including trading in common shares of Canada Goose acquired or received pursuant to equity compensation arrangements and through the implementation of automatic securities disposition plans/10b5-1 plans. However, insiders should refrain from frequent trading in Canada Goose Securities that would give rise to appearances of speculation.
4.TRADING RESTRICTIONS
In addition to the general prohibition against trading while in the possession of material non-public information, certain additional trading restrictions apply.
A.Scheduled Blackout Periods
The periods beginning on each of March 16, June 16, September 16 and December 1 of each year and ending at the close of business on the second (2nd) Trading Day following the public disclosure of the financial results for that quarter (each, a “Scheduled Blackout Period”) are particularly sensitive, as members of the Board and certain employees will often possess material non-public information about the expected financial results for the quarter. Accordingly, to ensure compliance with this Policy and applicable securities laws, members of the Board and all Canada Goose officers, vice-presidents, directors and managers, are
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prohibited from trading in Canada Goose Securities during Scheduled Blackout Periods, whether or not they possess material non-public information.
B.Additional Blackout Periods
From time to time, Canada Goose may also require that members of the Board and selected employees, consultants, contractors and others suspend trading activities because of the existence or potential existence of material non-public information (an “Additional Blackout Period”). In the event of any such Additional Blackout Period, the Head of the Legal Department may distribute a notice, in writing or by email, instructing those people not to engage in any trading of Canada Goose Securities until further notice, without disclosing the facts giving rise to the imposition of such trading suspension. Alternatively, any Additional Blackout Period may be imposed, without any notice, through the procedures for pre-clearance of trades described herein. Notice of an Additional Blackout Period is confidential, and should not be disclosed.
Even outside of Scheduled Blackout Periods or Additional Blackout Periods, any person possessing material non-public information on Canada Goose shall not engage in any transactions involving Canada Goose Securities until the close of business on the second (2nd) Trading Day following public disclosure by Canada Goose of such information in compliance with applicable securities laws. Members of the Board, officers, employees, consultants and contractors are expected to use their judgment in interpreting this Policy, and to err on the side of caution at all times.
C.Automatic Securities Disposition Plans
Insiders may be permitted from time to time to establish an Automatic Securities Disposition Plan (“ASDP”) and/or a pre-arranged trading plan that complies with Canadian securities laws and Rule 10b5-1 under the United States Securities and Exchange Act of 1934, or such other terms and conditions as determined by the Head of Legal Department on a case-by-case basis. Such plans must be properly documented and all of the procedural conditions of Canadian securities laws or Rule 10b5-1, as applicable, must be satisfied. All ASDPs must be pre-cleared and must be established at a time when the insider is not aware of any material non-public information.
D.Pre-Clearance of Trades
It is mandatory for members of the Board and all Canada Goose officers, designated finance employees, managers and above to pre-clear their trades in Canada Goose Securities with the Head of the Legal Department or the Chief Financial Officer or such other person as may be designated from time to time.
When in doubt, Canada Goose directors, officers, employees, consultants, contractors and other insiders are strongly encouraged to contact the Head of the Legal Department or the
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Chief Financial Officer in order to determine if, during a given period, they have the right to trade in Canada Goose Securities.
Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under applicable securities laws. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not completed within that 48-hour period, clearance of the proposed transaction must be re-requested. If clearance is denied, the mere fact of such denial must be kept confidential by the person requesting such clearance. Reasons for denial of clearance need not be provided.
E.Designated Employees
The Head of the Legal Department may from time to time designate employees or categories of employees (such as non-managerial finance or legal personnel) who will be subject to this Policy (in all or in part) on the same basis as officers, directors, designated finance employee, managers and above including, without limitation, as it relates to Scheduled Blackout Periods and pre-clearance of trades.
F.Material Non-Public Information regarding other Companies
This Policy and the guidelines described herein also apply to material non-public information relating to other companies, including potential joint venture partners, customers, dealers, distributors and suppliers of Canada Goose, as well as potential merger or acquisition candidates. Information that may not be material to Canada Goose may nevertheless be material to one of those other companies and would accordingly prohibit trading or tipping. For the purposes of this Policy, information about such business partners should be treated in the same way as information related directly to Canada Goose.
5.POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Canada Goose Securities even after an individual has terminated employment or other services to Canada Goose or a subsidiary as follows: if he or she is aware of material non-public information when the employment or service relationship terminates, he or she may not trade in Canada Goose Securities until that information has become public or is no longer material.
6.TRANSACTIONS UNDER COMPANY PLANS
A.Employee Share Purchase Plan
This Policy’s trading restrictions do not apply to periodic purchases under a Canada Goose employee share purchase plan, if such plan exists, that are made as the result of an election made at the beginning of the purchase period. This Policy’s trading restrictions would apply, however, to a decision to participate or cease to participate in the plan or a decision to
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increase or decrease the level of contribution in a subsequent purchase period. It would also apply to any transactions involving Canada Goose Securities purchased under the plan.
B.RRSPs and 401(k) Plans
This Policy’s trading restrictions do not apply to purchases of securities in the Company’s Registered Retirement Saving Plan (“RRSP”), 401(k) Plan or other similar type plans, if any exist, as a result of periodic contributions made pursuant to payroll deductions. This Policy’s trading restrictions do apply, however, to an election to participate or to cease to participate in such plans, to increases or decreases in the level of participation in such plans and transfers in or out of such plans (including in connection with a plan loan).
7.TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE
Subject to all applicable restrictions under securities legislation, bona fide gifts of securities are not subject to this Policy unless the person making the gift has reasons to believe that the recipient intends to sell the securities at a time when the person making the gift (or a family member or other related person or entity) would be prohibited from doing so. There are no restrictions on trading the shares of a mutual fund that invests in Canada Goose Securities at any time.
8.INSIDER REPORTS
Certain insiders of Canada Goose, such as directors, certain senior officers and certain significant shareholders (collectively, the “Reporting Insiders”), are subject to insider reporting requirements under Canadian securities laws. Reporting Insiders are required to file an initial report with each of the Canadian securities regulatory authorities within ten (10) days after such persons become Reporting Insiders of Canada Goose, disclosing any direct or indirect beneficial ownership of, or control or direction over, any Canada Goose Securities, including an interest in, or right or obligation associated with, a related financial instrument involving Canada Goose Securities.
Reporting Insiders must also file additional reports of any changes in ownership of, or control or direction over, any Canada Goose Securities, including an interest in, or right or obligation associated with, a related financial instrument involving Canada Goose Securities, with each of the Canadian securities regulatory authorities not later than five (5) days following the date of the change.
In addition, affiliates who sell securities in the United States through NYSE must comply with the volume, manner of sale and notice requirements of Rule 144 under the U.S. Securities Act of 1933. Reporting Insiders who are considered “affiliates” of Canada Goose under U.S. securities laws by virtue of reasons other than being a member of the Board or officer must comply with additional requirements under U.S. federal securities laws in connection with sales of Canada Goose Securities, even if such sales take place outside the United States, and should consult legal counsel in advance of such sales.
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Any Reporting Insider failing to file reports within these time frames is subject to penalties from securities regulators, including fines and possible suspension from being eligible to act as an officer of a public company. Even though Canada Goose personnel may assist Reporting Insiders with such filings, the preparation and filing of these reports remains the sole responsibility of the individuals pursuant to applicable securities laws.
9.POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION
A.Liability for Insider Trading and Tipping
Canadian securities laws and U.S. federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material non-public information from disclosing this information to others who may trade securities and from making recommendations or expressing opinions on the basis of such information. Violations of these laws can result in civil and criminal penalties including significant fines and penalties and imprisonment. Large penalties have been imposed even when the disclosing person did not profit personally from the trading. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
It is important that insiders understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The securities authorities in Canada and Securities and Exchange Commission and the Financial Industry Regulatory Authority in the United States, investigate and are very effective at detecting insider trading. These agencies, along with government prosecutors, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees and others through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
B.Possible Disciplinary Actions
Directors, officers, employees, consultants and contractors of Canada Goose who violate this Policy may be subject to disciplinary action by Canada Goose, up to and including termination of employment or their service with the Company. If it appears that any insider or other person may have violated securities laws, Canada Goose may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.
10.ADMINISTRATION OF INSIDER TRADING POLICY
Management of Canada Goose has established a Disclosure and Policy Compliance Committee for overseeing the development, communication, and monitoring of the effectiveness of the Company’s critical corporate policies including this Policy.
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This Policy is owned and sponsored by the Head of the Legal Department. All questions regarding this Policy should be referred to the Head of the Legal Department.

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